Exhibit 10.12

Non-Qualified Stock Option Agreement

THIS NON-QUALIFIED STOCK OPTION AGREEMENT is entered into between (NAME) (the “Grantee”) and WOODWARD, INC., a Delaware corporation (the “Company”), includes stock options granted on (DATE) with reference to the following facts:

A. Pursuant to the Woodward 2006 Omnibus Incentive Plan (Effective January 2006) (the “Plan”), the Company is authorized to grant options for shares of its Common Stock (the “Common Stock”), to key management worker members of the Company or any subsidiary or affiliate as a reward for past performance and as an incentive to future performance.

B. The Company desires to grant options to the Grantee.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the Company hereby grants the following options:

1.	Grant of Options. The Company hereby grants to the Grantee options to purchase, as of (DATE), up to (NUMBER OF) shares of Common Stock of the Company at the price of $(PRICE) per share (the closing price on the NASDAQ on the date of hire, (DATE), subject to the terms hereof and the Plan. The number and kind of shares subject to these options and the purchase price per share are subject to adjustment as provided in the Plan. These options shall expire on the day before the tenth (10th) anniversary of the grant date unless earlier terminated in accordance with the provisions hereof or the Plan.

2.	Exercise of Options. Subject to the terms of the Plan, these options may be exercised only by the Optionee at such time as the options become vested. Twenty-five percent (25%) of the shares granted will vest each year, beginning one year from said grant date of (DATE). These options shall be exercised by delivery of written notice to the Company stating the number of shares with respect to which the options are being exercised, together with full payment of the purchase price therefore. Payment must be made in cash (including a bank cashier’s check or certified check) unless the Committee determines to accept any other form or combination of forms permitted by the Plan as the Committee shall advise the Grantee in writing. If the Committee so determines, the payment may be made in whole or in part by delivery of shares of Company Common Stock previously owned and held at least six months by the Grantee. Shares of Common Stock used for payment shall be valued at their fair market value on the date of exercise as determined by the Committee.

3.	Termination of Membership. If the Grantee’s membership is terminated for any reason other than retirement, death, disability or cause, the options granted hereunder shall lapse to the extent unexercised on the earlier of the expiration date of the options or the date three (3) months following the date of such termination.

If the Grantee dies, the options granted hereunder shall lapse to the extent unexercised upon the earlier of (a) the expiration date of the options or (b) the date one (1) year following the date of the Grantee’s death. Further, any portion of options not yet exercisable according to Section 2. Exercise of Options. of this agreement will become immediately exercisable on the date of the Grantee’s death.

If the Grantee’s membership is terminated on account of Retirement (as defined hereunder), any portion of the options not yet exercisable according to Section 2 of this agreement will become immediately exercisable on the date of the Grantee’s Retirement. The Grantee must exercise any vested and exercisable options upon the earlier of (a) the expiration date of such options or (b) within 36 months from the date of retirement. If the Grantee is an employee of the Company, “Retirement” shall mean a Company approved retirement in accordance with the “Resignations” section of the Company’s Member Guidebook, which provides among other things that a member must be at least age 55 with 10 years of service or age 65 with no minimum years of service to request retirement. If the Grantee is a member of the Company’s Board of Directors, “Retirement” shall mean the Grantee’s termination as a Director on or after attainment of age 55. “Retirement” shall not be applicable to any non-employee, non-director grantees.

If the Grantee’s membership is terminated for cause, the options shall terminate upon the earlier of (a) the expiration of the options or (b) upon the earlier of the receipt by the Grantee of notice of such termination of membership or the effective date of such termination of membership. Termination for cause shall include termination for personal dishonesty, willful misconduct in performance of duties, failure, impairment or inability to perform required duties, inefficiencies or omissions in performing required duties, breach of fiduciary duty or conviction of any felony or crime of moral turpitude. The Committee shall have the sole and exclusive right to determine whether the Grantee has been terminated for cause for purposes of the Plan.

If the Grantee’s membership is terminated by reason of the disability of the Grantee as determined by the Committee, the options shall terminate on the earlier of (a) the expiration of the options or (b) 12 months following the date of such termination by reason of disability. The disability shall be determined by the Committee with the advice of a physician selected by the Company with respect to the permanent or mental physical disability of the Grantee. Further, any portion of the options not yet exercisable according to Section 2. of this agreement will become immediately exercisable on the date of the Grantee’s termination by reason of disability.

4.	Change in Control. For purposes of this Agreement and the options granted hereunder, Article 18 of the Plan and the definition of “Change in Control” set forth in the Plan shall not apply. In the event of a “change in control” (as defined below), (i) any portion of the options not yet exercisable according to Section 2 of this Agreement will become immediately exercisable on the date of such “change in control”, and (ii) the provisions of Section 3 hereof with respect to the termination of the options if the Grantee’s membership is terminated for cause shall not be applicable with respect to any termination occurring within 36 months after the change in control.

As used herein, a “change in control” shall be deemed to have occurred upon:

(i) a business combination, including a merger or consolidation, of the Company and the shareholders of the Company prior to the combination do not continue to own, directly or indirectly, more than fifty-one percent (51%) of the equity of the combined entity;

(ii) a sale, transfer, or other disposition in one or more transactions (other than in transactions in the ordinary course of business or in the nature of a financing) of the assets or earnings power aggregating more than forty-five percent (45%) of the assets or operating revenues of the Company to any person or affiliated or associated group of persons (as defined by Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”));

(iii) the liquidation of the Company;

(iv) one or more transactions which result in the acquisition by any person or associated group of persons (other than the Company, any employee benefit plan whose beneficiaries are employees of the Company or any of its subsidiaries) of the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of fifteen percent (15%) or more of the combined voting power of the voting securities of the Company which affiliated persons owned less than fifteen percent (15%) prior to such transaction or transactions; or

(v) the election or appointment, within a twelve (12) month period, of any person or affiliated or associated group, or its or their nominees, to the Board of Directors of the Company, such that such persons or nominees, when elected or appointed, constitute a majority of the Board of Directors of the Company and whose appointment or election was not approved by a majority of those persons who were directors at the beginning of such period or whose election or appointment was made at the request of an Acquiring Person. As used herein, the term “Acquiring Person” shall mean any person who, or which, together with all affiliates or associates of such person, is the beneficial owner of fifteen percent (15%) or more of the Common Stock then outstanding, except that an Acquiring Person does not include the Company or any employee benefit plan of the Company or any of its subsidiaries or any person holding Common Stock for or pursuant to such plan. For the purpose of determining who is an Acquiring Person, the percentage of the outstanding shares of the Common Stock of which a person is a beneficial owner shall be calculated in accordance with Rule 13d-e of the Exchange Act.

5.	Assignment or Transfer. These options are not transferable except by will or by the laws of descent and distribution and shall be exercisable only by the Grantee during the Grantee’s lifetime, unless otherwise authorized by the Committee Chairman as set forth in the Plan.

6.	Plan and Committee. The construction of the terms of this Agreement shall be controlled by the Plan, a summary of which accompanies this agreement and is hereby made a part hereof as though set forth herein verbatim, and the rights of the Grantee are subject to modification and termination in certain events as provided in the Plan. All words and phrases not otherwise defined herein shall have the meanings provided in the Plan. The Committee’s interpretations of and determinations under any of the provisions of the Plan or this Agreement shall be conclusive and binding upon the Grantee.

7.	Compliance with Securities Laws. These options shall not be exercised and no shares shall be issued in respect hereof, unless in compliance with applicable federal and state tax and securities laws. If an exemption from registration is not available under applicable federal and state securities laws, the Company shall have no obligation to file a registration statement.

7.1. Certificate Legends. The certificates for shares purchased pursuant to these options shall bear any legends deemed necessary by the Committee including, without limitation, legends with respect to federal and state securities laws.

7.2. Representations of the Grantee. As a condition to the exercise of these options, the Grantee will deliver to the Company such signed representations as may be necessary, in the opinion of counsel satisfactory to the Company, for compliance with applicable federal and state securities laws.

7.3. Resale. The Grantee’s ability to transfer shares purchased pursuant to these options or securities acquired in lieu thereof or in exchange therefore may be restricted under applicable federal or state securities laws. The Grantee shall not resell or offer for resale such shares or securities unless they have been registered or qualified for resale under all applicable federal and state securities laws or an exemption from such registration or qualification is available in the opinion of counsel satisfactory to the Company.

8.	Notice. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company to the attention of its Secretary at 1000 East Drake Road, Fort Collins, CO. 80525, and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed to the Grantee at the most recent address which the Grantee has provided in writing to the Company.

9.	Tax Treatments. These options are non-qualified stock options and shall not be treated as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended. The Grantee acknowledges that the tax treatment of these options, shares subject to these options or any events or transactions with respect thereto may be dependent upon various factors or events which are not determined by the Plan or this Agreement. The Company makes no representations with respect to and hereby disclaims all responsibility as to such tax treatment.

10.	Withholding Taxes. The Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirement prior to the delivery of any shares of Common Stock acquired by the exercise of the options granted hereunder. In each case of the exercise of the options, the Company will notify the Grantee of the amount of the withholding tax which must be paid under federal and, where applicable, state and local law. Upon receipt of such notice, the Grantee shall promptly remit to the Company the amount specified in such notice.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Non-Qualified Stock Option Agreement effective as of the date first set forth above.

WOODWARD, INC.	GRANTEE:

By